UNION ELECTRIC COMPANY
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                          Year Ended December 31,
                                        -----------------------------------------------------------------------

                                                1995         1996         1997         1998         1999

                                           Thousands of Dollars Except Ratios


Net Income                                     $314,107     $304,876     $301,655     $320,070     $349,252
Add- Extraordinary items net of tax                --           --         26,967         --           --
                                              ----------   ----------   ----------   ----------   ----------
Net Income from continuing operations           314,107      304,876      328,622      320,070      349,252

                                              ----------   ----------   ----------   ----------   ----------
   Taxes based on income                        207,734      196,210      199,763      212,554      226,696
                                              ----------   ----------   ----------   ----------   ----------

Net income before income taxes                  521,841      501,086      528,385      532,624      575,948
                                              ----------   ----------   ----------   ----------   ----------



Add- fixed charges:
   Interest on long term debt                   121,738      120,547      125,705      124,766      117,899
   Other interest                                 7,501        7,828        9,299        1,660       (1,342)
   Rentals                                        3,330        3,458        3,727        3,416        3,899
   Amortization of net debt premium, discount,
      expenses and losses                         5,502        4,269        3,672        3,522        3,421

                                              ----------   ----------   ----------   ----------   ----------
Total fixed charges                             138,071      136,102      142,403      133,364      123,877
                                              ----------   ----------   ----------   ----------   ----------

Earnings available for fixed charges            659,912      637,188      670,788      665,988      699,825
                                              ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                 4.78         4.68         4.71         4.99         5.64
                                              ==========   ==========   ==========   ==========   ==========


Earnings required for preferred dividends:
   Preferred stock dividends                     13,250       13,249        8,817        8,817        8,817
   Adjustment to pre-tax basis                    7,558        7,363        4,257        4,649        4,544
                                              ----------   ----------   ----------   ----------   ----------
                                                 20,808       20,612       13,074       13,466       13,361

Fixed charges plus preferred stock dividend
    requirements                                158,879      156,714      155,477      146,830      137,238
                                              ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements          4.15         4.06         4.31         4.53         5.09
                                              ==========   ==========   ==========   ==========   ==========
